Petrone Worldwide, Inc. Issues Letter to Shareholders

Weston, Florida, July 27, 2018 (GLOBE NEWSWIRE) -- Petrone Worldwide, Inc. (PFWI) today issued a letter to shareholders:

Dear Fellow Shareholders,

Four years ago our company set out to consolidate the hospitality markets' procurement needs for Fortune 100 hoteliers offering to set up their international geographic footprint. We earned exclusive agreements, developed standardized products, a one-stop vertically integrated operation to afford our esteemed clientele with uniformity throughout the world.

We achieved notable achievements and successes over the course of our business tenure; however, we are faced with a cash flow deficit that has affected our ability to continue our operations. As a direct result, our revenue streams have ceased, while our short term and long term debt obligations cannot be met. We do not have sufficient capital to conclude our audit, fund daily expenses or repay our debts. To complicate matters, we have the added burden of defending two lawsuits with EMA Financial and Auctus Fund, further straining our depleting resources. We have attempted to reach a settlement with these lenders; however, to date, we have not reached an acceptable agreement; although, it is our hope to reach an agreement in the coming days.

On the loan with EMA Financial, the face amount of the note is for $100k, but we paid $10k up front (in OID fees) and a broker payment of $10k to net $80k. We attempted to settle on numerous occasions: as high as $150k cash, but all scenarios were rejected and we were forced to defend the company in a lawsuit. The lawsuit claimed to request $215k; however, from a recent ruling, they have come back to us asking to settle for about $155k, which would include principal, interest, a 15% penalty and attorney’s fees. There is a hearing scheduled for August 16 to dismiss the case.

On the loan with Auctus Fund, we have been speaking back and forth since October 2017. On its $235k loan, Auctus Fund has continually claimed exorbitant amounts to settle, with $665k the amount requested right before the lender sued us, which we refused to accept. As such, we were forced to hire counsel and defend the action. Since that time, we had one offer for $50k in cash at signing of the settlement agreement, $150k cash in 60 days from signing the agreement and $618k in shares with X2 reservation open ended. The last settlement discussion was for minimum of $993k in shares with a leak out agreement. We did not agree, believing that $993k on a $235k note was egregious. The case is ongoing and Auctus Fund has filed numerous motions in an attempt to overwhelm the company into submission.

As a result of our predicament, we are faced with the unfortunate possibility that our company will not survive. If we take a settlement at $993k, we will be continually converting shares for Auctus Fund’s benefit, and the resulting influx of shares will further depress our stock price and frustrate any attempt to successfully raise capital. In short, it is not a workable solution. For this reason, we have sought the advice of bankruptcy counsel for alternatives. In closing, should we not be successful in settling these debts, we are deemed insolvent and the company will be forced into bankruptcy and our company will cease all operations.

Sincerely,

Victor Petrone

About Petrone Worldwide, Inc. (OTCQB: PFWI):

Petrone Worldwide, Inc. operates in the hospitality industry with global operations capabilities. Now providing third party logistics services for overseas manufacturing companies attempting to sell their goods worldwide, PFWI sells and markets products under its own proprietary name and acts as distributor for a wide variety of companies within the hospitality trade. For more information visit www.petroneworldwide.com.

Forward-Looking Statements Disclaimer:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify forward-looking statements by the following words: "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "ongoing," "plan," "potential," "predict," "project," "should," "will," "would," or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. Forward-looking statements are not a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time the statements are made and involve known and unknown risks, uncertainty and other factors that may cause our results, levels of activity, performance or achievements to be materially different from the information expressed or implied by the forward-looking statements in this press release. This press release should be considered in light of all filings of the Company that are contained in the Edgar Archives of the Securities and Exchange Commission at www.sec.gov.

Source: Uptick Newswire

For further information, please contact:

Victor Petrone

2200 N. Commerce Parkway

Suite 200

Weston, FL

33326 855-297-3876

2